FOURTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 27th day of February, 2018, by and between SILICON VALLEY BANK (“Bank”) and LIMELIGHT NETWORKS, INC., a Delaware corporation (“Borrower”) whose address is 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.
RECITALS
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 2, 2015, as amended by that certain First Loan Modification Agreement dated as of March 30, 2016, as further amended by that certain Second Loan Modification Agreement dated as of October 25, 2016, and as further amended by that certain Third Amendment to Loan and Security Agreement dated as of October 17, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date, (ii) increase the Revolving Line, (iii) amend a certain financial covenant, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    Section 2.4 (Payment of Interest on the Credit Extensions). Section 2.4 is deleted in its entirety and replaced with the following:
“    2.4    Payment of Interest on the Credit Extensions.

(a)    Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one-quarter of one percent (0.25%) below the Prime Rate and (ii) zero percent (0.00%), which interest shall be payable monthly in accordance with Section 2.4(d) below.

(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percent (3.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)    Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.”

2.2    Section 2.5 (Fees). Subsection (b) of Section 2.5 is deleted in its entirety and replaced with the following:
“    (b)    Anniversary Fee. A fully earned, non-refundable anniversary fee of Thirty-Five Thousand Dollars ($35,000.00) shall be earned as of the Fourth Amendment Effective Date, and shall be due and payable on the earliest to occur of (i) November 2, 2019, (ii) the occurrence of an Event of Default, or (iii) the termination of this Agreement;”

2.3    Section 3.2 (Conditions Precedent to all Credit Extensions). Subsection (a) of Section 3.2 is deleted in its entirety and replaced with the following:
“    (a)    timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;”

2.4    Section 3.4 (Procedures for Borrowing). Section 3.4 is deleted in its entirety and replaced with the following:
“    3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, a Borrowing Base Report, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.”
2.5    Sections 3.5 (Conversion and Continuation Elections), 3.6 (Special Provisions Governing LIBOR Advances) and 3.7 (Additional Requirements/Provisions Regarding LIBOR Advances). Sections 3.5, 3.6 and 3.7 are hereby deleted in their entirety and replaced with the following:
“    3.5     Intentionally omitted.

3.6     Intentionally omitted.

3.7     Intentionally omitted.”

2.6    Section 6.6 (Access to Collateral; Books and Records). Section 6.6 is hereby amended by deleting the following sentence appearing therein:
“Notwithstanding the foregoing, no such audit or inspection shall be conducted after the Third Amendment Effective Date so long as no Advance is requested, but an audit or inspection must be completed with results satisfactory to Bank in its sole discretion prior to Bank making the first Advance after the Third Amendment Effective Date.”

2.7    Section 6.9 (Financial Covenants). Subsection (c) of Section 6.9 is deleted in its entirety and replaced with the following:
“    (c)    Minimum Liquidity. Maintain at all times, until the date that is immediately preceding the Fourth Amendment Effective Date, to be tested (i) as of the last day of each month in which Advances are outstanding at any time or an Advance request has been made and (ii) as of the last day of each quarter to the extent not tested pursuant to (i) during any month in such quarter, Liquidity of at least Ten Million Dollars ($10,000,000.00), of which at least Five Million Dollars ($5,000,000.00) shall be unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in this Agreement) cash and Cash Equivalents held by Borrower in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates.
(d)    Minimum Adjusted Quick Ratio. Maintain at all times, to be tested (i) as of the last day of each month in which Advances are outstanding at any time or an Advance request has been made and (ii) as of the last day of each quarter to the extent not tested pursuant to (i) during any month in such quarter, an Adjusted Quick Ratio of at least 1.0 to 1.0 (provided that Borrower shall have at least Five Million Dollars ($5,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in this Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates).”

2.8    Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:
“    “Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.”
“    “Availability Amount” is (a) the lesser of (i) (A) prior to the completion of the Initial Audit, an aggregate principal amount not to exceed Five Million Dollars ($5,000,000.00) outstanding at any time and (B) after the completion of the Initial Audit, the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.”
“    “Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Report; provided, however, that Bank has the right, after consultation and prior notice to Borrower, to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.”
“    “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.”
“    “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.”
“    “Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, completed after the Fourth Amendment Effective Date, with results satisfactory to Bank in its sole and absolute discretion.”
“    “Default Rate” is defined in Section 2.4(b).”
“    “Permitted Distributions” means:
(a)    purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements, so long as an Event of Default does not exist and would not exist after the purchase;
(b)    distributions or dividends consisting solely of Borrower's capital stock or rights under any stockholder rights plan;
(c)    purchases for value of any rights distributed in connection with any stockholder rights plan adopted by Borrower;
(d)    purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
(e)     purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
(f)    the issuance of cash in lieu of fractional shares;
(g)     other payments, distributions, redemptions, retirements or purchases in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) in a fiscal year, inclusive of subsections (a) and (f) hereof;
(h)    repurchases of capital stock from Goldman Sachs made on or prior to December 31, 2018 so long as (i) the aggregate amount of such repurchases does not exceed Ten Million Dollars ($10,000,000.00) and (ii) an Event of Default does not exist and would not exist after giving effect to any such repurchase; and
(i)    repurchases of capital stock from investors made on or after April 1, 2018 so long as (i) the aggregate amount of such repurchases does not exceed Ten Million Dollars ($10,000,000.00) in any rolling twelve (12) month period, (ii) at the time of each such repurchase and after giving effect thereto, Bank has received satisfactory evidence that Borrower has and will have an Adjusted Ratio of greater than 1.20 to 1.0, (iii) at the time of each such repurchase and after giving effect thereto, Bank has received satisfactory evidence that Borrower has and will have Free Cash Flow, measured on a trailing twelve (12) month basis, of at least One Dollar ($1.00), and (iv) an Event of Default does not exist and would not exist after giving effect to any such repurchase.”
“    “Revolving Line” is an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time.”
“    “Revolving Line Maturity Date” is November 2, 2020.”
2.9    Section 13 (Definitions). Subsection (v) in the definition of “Eligible Accounts” set forth in Section 13.1 is hereby deleted in its entirety and replaced with the following:
“    (v)    Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) (or forty percent (40.0%) for Accounts for which the Account Debtor is Amazon, Microsoft, or Apple) of all Accounts, for the amounts that exceed that percentage, unless otherwise approved by Bank in writing on a case by case basis in its sole discretion; and”
2.10    Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:
“    “Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.”
“    “Current Liabilities” are (a) all obligations and liabilities of Borrower to Bank, plus (b) without duplication of (a), the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“    “Fourth Amendment Effective Date” is February 27, 2018.”

“    “Free Cash Flow” is, for any period of determination, (a) EBITDA, plus (b) non-cash stock compensation expenses, plus (c) other add backs approved by Bank in writing in its sole discretion on a case by case basis, minus (d) capital expenditures (including, without limitation, all capitalized software development costs).”

“    “Payment Date” is the last calendar day of each month.”

“    “Quick Assets” is, on any date, Borrower’s (a) unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in this Agreement) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and, to the extent that they are subject to a fully-executed and enforceable Control Agreement in favor of Bank, Deposit Accounts or Securities Accounts maintained with Bank’s Affiliates and other financial institutions and (b) net billed accounts receivable determined according to GAAP.”

2.11    Section 13 (Definitions). The following defined terms and their definitions set forth in Section 13.1 are deleted in their entirety: Additional Costs, Continuation Date, Conversion Date, Interest Payment Date, Interest Period, Interest Rate Determination Date, LIBOR, LIBOR Advance, LIBOR Rate, LIBOR Rate Margin, Notice of Borrowing, Notice of Conversion/Continuation, Prime Rate Advance, Prime Rate Margin, Regulatory Change, and Reserve Requirement.
2.12    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 1 attached hereto.
2.13    Exhibit C (Notice of Borrowing). The Notice of Borrowing (as defined in the Loan Agreement until the date of this Amendment) appearing as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with the following: “Exhibit C – Intentionally Omitted”.
2.14    Exhibit D (Notice of Conversion/Continuation). The Notice of Conversion/Continuation (as defined in the Loan Agreement until the date of this Amendment) appearing as Exhibit D to the Loan Agreement is deleted in its entirety and replaced with the following: “Exhibit D – Intentionally Omitted”.
3.    Post-Closing Conditions. Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, on or before the date that is thirty (30) days from the date of this Amendment, in form and substance satisfactory to Bank, an endorsement to Borrower’s property insurance policy that names Bank as a loss payee with respect to each of Borrower’s leased locations and each location where Borrower maintains assets with a third party. Borrower acknowledges and agrees that the failure of Borrower to satisfy any requirements set forth in the immediately preceding sentence within thirty (30) days from the date of this Amendment shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.
4.    Limitation of Amendments.
4.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
4.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
5.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
5.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
5.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
5.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
5.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
5.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6.    Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 2, 2015, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.
7.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
8.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
9.    Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of (i) a fully-earned, non-refundable amendment fee in an amount equal to Fifty Thousand Dollars ($50,000.00) and (ii) Bank’s legal fees and expenses incurred in connection with this Amendment.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: __________________________ Name: ________________________ Title: _________________________	LIMELIGHT NETWORKS, INC. By: __________________________ Name: ________________________ Title: _________________________

Schedule 1

EXHIBIT B
COMPLIANCE CERTIFICATE
TO:    SILICON VALLEY BANK                Date:
FROM: LIMELIGHT NETWORKS, INC.

The undersigned authorized officer of LIMELIGHT NETWORKS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Financial statements	Monthly within 30 days when Advances are outstanding or requested in said month	Yes No
Compliance Certificate	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No
10‑Q, 10‑K (including opinion of auditors) and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings and Deferred Revenue Report	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No
Borrowing Base Reports	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No
Board-approved Projections	FYE within 60 days and as updated or amended	Yes No

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Adjusted Quick Ratio (must include at least $5,000,000 in in accounts with Bank and Bank’s Affiliates) (tested monthly when Advances are outstanding or requested in said month; otherwise, quarterly)	> 1.0 : 1.0 $5,000,000 in in accounts with Bank and Bank’s Affiliates	____ : 1.0______ $_______ in in accounts with Bank and Bank’s Affiliates)	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

New Office, Business or Bailee Locations	Borrower	Collateral Description	Value of Collateral

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

LIMELIGHT NETWORKS, INC. By: Name: Title:
BANK USE ONLY

Received by: _____________________
AUTHORIZED SIGNER
Date: _________________________

Verified: ________________________
AUTHORIZED SIGNER
Date: _________________________

Compliance Status: Yes No

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
FINANCIAL COVENANT OF BORROWER
In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.
Dated:    ____________________
I.    Adjusted Quick Ratio (Section 6.9(d))
Required: > 1.0 : 1.0

Actual:     _____ : 1:0

A.
Aggregate amount of Borrower’s unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and, to the extent that they are subject to a fully-executed and enforceable Control Agreement in favor of Bank, Deposit Accounts or Securities Accounts maintained with Bank’s Affiliates and other financial institutions (provided that Borrower shall have at least Five Million Dollars ($5,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates)

$
B.	Aggregate value of Borrower’s net billed accounts receivable, determined according to GAAP	$
C.	Quick Assets (the sum of lines A and B)	$
D.	All obligations and liabilities of Borrower to Bank	$
E.
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s balance sheet, including all Indebtedness, not otherwise reflected in line D above, that mature within one (1) year
$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Deferred Revenue	$
H.	Adjusted Quick Ratio ((i) line C divided by (ii) line F minus line G)

Is line H equal to at least 1.0 : 1.0?

  No, not in compliance              Yes, in compliance

2265365.3

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